Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOYD GAMING COMPLETES ACQUISITION
OF LAS VEGAS ASSETS OF CANNERY CASINO RESORTS

LAS VEGAS - DECEMBER 20, 2016 - Boyd Gaming Corporation (NYSE: BYD) today announced that it has completed its acquisition of the Las Vegas assets of Cannery Casino Resorts, LLC, following the receipt of all required regulatory approvals.

The transaction included Cannery Casino Hotel, located in North Las Vegas, and Eastside Cannery Casino and Hotel, located adjacent to Sam’s Town Hotel & Gambling Hall on Boulder Highway in the eastern part of the Las Vegas Valley. Boyd Gaming now owns and operates 24 casino properties across the country, including 12 in southern Nevada.

“The Cannery transaction, along with our recent acquisition of Aliante, further expands Boyd Gaming’s presence in the high-performing Las Vegas Locals market,” said Keith Smith, President and Chief Executive Officer. “With a diversified and robust portfolio in the Las Vegas Valley, we are in better position than ever to deliver on the substantial growth potential that still lies ahead in southern Nevada.”

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 24 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements can often be identified by their use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future, including the statement that the Las Vegas Locals market is high-performing, that substantial growth potential lies ahead in southern Nevada, and that the Company is better positioned than ever to deliver on such growth. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in each such statement. Additional factors are discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, and in the Company’s other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.